PURCHASE AGREEMENT

THIS AGREEMENT dated effective August 8th, 2006 made

BETWEEN:

Buckingham Exploration Inc., of #502 – 1978 Vine Street, Vancouver, BC., V6K 4S1

(the "Purchaser") **OF THE FIRST PART**

AND:

Elite Vantage Development Limited of 8/F., Bangkok Bank Building, 490 Nathan Road, Yaumatei, Kowloon, Hong Kong (the " Elite")and

Henry Tam, of Section H, 2nd Street, No. 6 Fairview Park, Yuen Long,, Hong Kong (the "Tam")

(collectively, the "Vendor")

OF THE SECOND PART

WHEREAS:

A. The Vendor warrants and represents that it is the owner of the mineral claims known collectively as the Simpson Island Property located near East Arm of Great Slave Lake, Northwest Territory more particularly described in Schedule "A" attached hereto (the "Mineral Claims").

B. The Vendor has agreed to sell and transfer 100% of the right, title and interest in and to the Mineral Claims subject to a 2% net smelter return (as described in Schedule "B" attached hereto, the "Net Smelter Royalty") pursuant to the terms hereinafter set forth free and clear of any and all claims of whatsoever nature and kind.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. **Purchase and Sale**

1.1 The Vendor hereby sells, assigns, transfers and sets over unto the Purchaser for its own use absolutely an undivided 100% interest in and to the Mineral Claims in consideration for Cdn.$50,000 and 2,000,000 shares of Buckingham Exploration Inc. (the "Purchase Price") subject to the Net Smelter Royalty. The Purchaser shall pay the Purchase Price by paying to Elite Cdn.$25,000 and 1,000,000 shares of Buckingham Exploration Inc. and Tam Cdn.$25,500 and 1,000,000 shares of Buckingham Exploration Inc.

1.2 The parties agree that once the Purchaser has fulfilled all its obligations (referred to in paragraph 1.1 herein), the Purchaser will become the owner of the Mineral Claims free and clear of any and all claims of whatsoever nature and kind except for the Net Smelter Return.

1.3 The parties further agree that up to a maximum of 1% Net Smelter Royalty may be purchased for the price of Cdn.$1,000,000 which royalty shall be purchased from each of Elite and Tam on a pro-rata basis. The right of the Purchaser to purchase the 1% Net Smelter Royalty may be exercised in whole or in part.

2. **Vendor's Representation, Warranties and Covenants**

2.1 The Vendor represents, warrants and covenants that:

(a) it is the owner of an undivided 100% interest in and to the Mineral Claims, specifically that Elite owns a 50% and Tam owns a 50% beneficial interest in the Mineral Claims;

(b) the Mineral Claims are free and clear of any encumbrances, liens or charges and neither it nor any of its predecessors in interest or title have done anything whereby the Mineral Claims may be encumbered;

(c) the Mineral Claims are in good standing under all applicable laws and regulations and all assessment work required has been performed and filed and all taxes have been paid;

(d) to the best of the information and belief of the Vendor, the Mineral Claims have been properly located and staked and recorded in compliance with the laws of the jurisdiction in which they are situated, and that there are no disputes over title to the Mineral Claims;

(e) it has the right to enter into this Agreement and to dispose of 100% of its right, title and interest in and to the Mineral Claims to the Purchaser;

(f) upon the payment of the Purchase Price, the Vendor shall execute or cause to be executed a Bill of Sale or such other documents as the Purchaser may reasonable require transferring 100% of its right, title and interest in and to the Mineral Claims to the Purchaser, or its wholly owned subsidiary, which the Purchaser shall be at liberty to record forthwith; and

(g) to the knowledge of the Vendor there are no outstanding agreements or options to acquire or purchase the Mineral Claims or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Mineral Claims or any portion thereof.

2.2 The representations and warranties in paragraph 2.1 shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Agreement and there shall be no merger of any representations and warranties in such assignments, conveyances, transfers and documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. The Purchaser shall have the right to waive any representation and warranty made by the Vendor in the Purchaser's favour without prejudice to any of its recourses with respect to any other breach by the Vendor. All of the representations and warranties contained in this Agreement shall survive the closing of this transaction.

3 **Purchaser's Representations, Warranties and Covenants**

3.1 The Purchaser represents, warrants and covenants that it has the right to enter into this Agreement.

4. **General Provisions**

4.1 Time shall be of the essence and the parties shall execute all further documents or assurances as may be required to carry out the full intent of this agreement.

4.2 This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreement, memoranda, correspondence, communications, negotiations and representation, whether oral or written, express or implied, statutory or otherwise, between the parties or any of them with respect to the subject matter hereof.

4.3 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.4 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto irrevocably attorn to the jurisdiction of such Province.

4.5 This Agreement may be signed in counterpart and all counterparts taken together shall constitute one and the same Agreement, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written

Buckingham Exploration Inc.

Per: Authorized Signatory

Elite Vantage Development Limited

Per: Authorized Signatory

Henry Tam

Per: Henry Tam

SCHEDULE "A"

The mineral claims located in Simpson Island within the East Arm of Great Slave Lake, Northwest Territories described by the claim numbers as follows:

Claim Name	Tag#	Acreage	Record Date
U308 1	F91918	2,582.5	2005-06-24
U308 2	F91917	2,582.5	2005-06-24

SCHEDULE "B"

NET SMELTER RETURN

1. For the purposes of this Schedule B and of calculating the amount of royalty payable hereunder:

(a) "net smelter return" - means the amount of money actually received from the sale of the ores mined from the Property or from the sale of the concentrates or other products derived therefrom, less all taxes, costs or expenses incurred with respect to freight, trucking or handling of ores, concentrates or other products ex headframe in the case of ores and ex mill or other treatment facility in the case of concentrates or other products;

(b) "Operator" - means the party responsible for the carrying on of the operations relating to the Property;

(c) "Owner" - means the person or persons that own an interest in The Claims as at the relevant time including, without limitation, the Operator if the Operator has such an interest;

(d) "Property" - means The Claims as defined in the annexed agreement;

(e) "Recipient" - means the party or parties that are from time to time entitled to be paid the royalty hereunder;

(f) "year" - means the calendar year and a reference to a subdivision of a year means a reference to the relevant subdivision of a calendar year;

(g) those terms defined in the agreement of which this Schedule B is part shall have the same meanings as so defined (save as otherwise provided in this Schedule B).

2. All calculations and computations relating to the royalty shall be carried out in accordance with generally accepted accounting principles and good mining practice.

3. Subject to the provisions hereof, the amount of royalty payable to the Recipient hereunder shall be calculated by the operator as at the end of each quarter and shall be payable to the Recipient on or before the 15th day of the next following quarter; provided, however, that the Operator shall deduct from royalty otherwise payable the amount of any advance royalty paid pursuant to the annexed agreement until such time as the aggregate amount of the advance royalty so paid has been so deducted.

4. With each payment of royalty, the Operator shall deliver to the Recipient a statement indicating the nature of the payment being made, if any, the manner in which it was determined and, as at the date of such calculation, the aggregate amount of advance royalty (if any) paid and not deducted hereunder. If no royalty is payable in any quarter, the Operator shall deliver a statement accordingly. Within 90 days after the end of each year in which royalty is payable, or save for deduction of advance royalty previously paid would be payable, the Operator shall deliver to the Recipient a certificate confirming the determination of the amount of royalty paid or otherwise payable during the said year.

5. The Operator shall keep separate accounts relating to its operations hereunder and, upon the prior written request of the Recipient, duly authorized representatives of the Recipient may have access to such accounts for the purpose of confirming any information contained in a statement delivered to the Recipient pursuant to the provisions of paragraph 4 hereof; provided, always, that such access shall not interfere with the affairs of the Operator. The Recipient shall have the right to make copies of or take extracts from such accounts (but only for his own use).

6. (a) For the purpose of calculating the amount of royalty payable to the Recipient hereunder only, if any ore or product derived from ore mined from the property is retained by the Operator or Owner or sold to a company associated with the Operator or Owner, and if the sale price of such product is not negotiated on an arm's length basis, the Operator shall, for the purposes of calculating net smelter return available to pay the royalty hereunder only and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which the Operator considers sufficient to make the same represent a reasonable sale price for such product as if negotiated at arm's length.

(b) The Operator shall by notice inform the Recipient of the quantum of such reasonable sale price and, if the Recipient does not object thereto within 45 days after receipt of such notice, said quantum shall be final and binding for the purposes of this paragraph 6.

(c) If the Recipient objects to such quantum by notice delivered to the Operator within the said 45 days, then the quantum of such reasonable sale price shall be decided by arbitration as follows: the Recipient shall nominate one arbitrator and shall notify the Operator of such nomination and the Operator shall, within 45 days after receiving such notice, nominate an arbitrator and the two arbitrators shall select an umpire to act jointly with them. If the said arbitrators shall be unable to agree in the selection of such umpire, the umpire shall be a person designated by the President or any Vice-President of the Canadian Institute of Mining and Metallurgy, provided that such person is not an employee of the Owner or any company affiliated with the Owner. The umpire shall fix the time and place for the purpose of hearing such evidence and representations as either or the parties hereto may present and, subject to the provisions hereof, the decision of the arbitrators and umpire, or any two of them, in writing shall be binding upon the parties hereto. The said arbitrators and umpire shall, after hearing any evidence and representations that the parties may submit, make their award, reduce the same to writing and deliver one copy thereof to each of the parties hereto. The majority of the umpire and arbitrators may determine any matters of procedure for the arbitration not specified herein. If the Operator fails within the said 45 days to nominate an arbitrator, then the arbitrator nominated by the Recipient may proceed alone to determine the dispute in such manner and at such time as he shall think fit and his decision shall, subject to the provisions hereof, be binding upon the parties hereto.

(d) The expense of the arbitration shall be paid by the Recipient if the decision reached hereunder does not increase such quantum by more than 1% of the quantum set forth in the notice hereinbefore referred to and otherwise by the Operator. Insofar as they do not conflict with the provisions hereof, the Rules for the Conduct of Arbitrations of the Arbitrators Institute of Canada Inc., as amended or replaced from time to time, shall be applicable. Appeal from the decision of the arbitrators shall be in accordance with the provisions of the said Rules.